EXHIBIT 8

                      Opinion of Kevin P. Kennedy, Esquire

                    [Letterhead of Kevin P. Kennedy, Esquire]

                                October 30, 1998

FCNB Corp
7200 FCNB Court
Frederick, Maryland 21703

Frederick Underwriters, Inc.
Phillips Insurance Agency, Inc.
Carroll County Insurance Agency, Inc.
1201 East Patrick Street
Frederick, Maryland 21701

         Re: Merger of Frederick Underwriters, Inc., Phillips Insurance Agency, Inc., Carroll County Insurance Agency, Inc. with and into FCNB Corp

Gentlemen:

     As special tax counsel to FCNB Corp, I have been requested to give my opinion as to the United States Federal income tax consequences of the merger (the "Merger") of Frederick Underwriters, Inc. ("Underwriters"), Phillips Insurance Agency, Inc. ("Phillips"), and Carroll County Insurance Agency, Inc. ("Carroll") with and into FCNB Corp.("FCNB") and the transfer by FCNB of the Underwriters, Phillips and Carroll assets to FCNB Bank (the "Bank") followed by the transfer of those assets from the Bank to First Choice Insurance Agency, Inc. ("First").

     This opinion is based upon (i) the Agreement and Plan of Reorganization and Merger, dated September 2, 1998 and Amendment No. 1 thereto (the "Merger Agreement"); (ii) the Registration Statement on form S-4 to be filed with the Securities and Exchange Commission with respect to the Merger; and (iii) the letter signed by an officer of Underwriters, Phillips and Carroll (hereinafter collectively referred to as the "Underwriters Companies") and the letter signed by an officer of FCNB (such letters hereinafter referred to as the "Representation Letters").

     Based upon (i) the foregoing materials, (ii) present statutes, existing regulations and judicial decisions now outstanding, which are subject to change either prospectively or retroactively, and (iii) the accuracy of the representations set forth in the Representation Letters and the Merger Agreement, it is my opinion, assuming the conditions enumerated below under the caption entitled "Conditions" are fulfilled, that:

         1. The Merger, if carried out in accordance with the terms of the Merger Agreement, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

         2. No gain or loss will be recognized by the Underwriters Companies upon consummation of the Merger (Code Sections 361 and 357(a));

         3. No gain or loss will be recognized by FCNB upon the receipt of the assets of the Underwriters Companies in exchange for its common stock, cash and the assumption of the Underwriters Companies liabilities (Section 1032(a));

         4. The federal income tax basis of the assets of the Underwriters Companies in the hands of FCNB will be the same as the tax basis of such assets in the hands of the Underwriters
                  Companies immediately prior to the effective time of the Merger (Code Section 362(b));

FCNB Corp
Page 2

         5. The holding period of the assets of the Underwriters Companies transferred to FCNB will include the period during which such assets were held by the Underwriters Companies prior to the effective time of the Merger (Code Section 1223(2));

         6.       No gain or loss will be  recognized  by FCNB upon the transfer of the Underwriters Companies assets to the Bank in constructive exchange for Bank stock (Code Section 351(a) and Rev. Rul. 77- 449, 1977-2 C. B. 110);

         7. No gain or loss will be recognized by the Bank upon its receipt of the Underwriters Companies assets in constructive exchange for Bank stock (Code Section 1032(a));

         8. The federal income tax basis of the assets of the Underwriters Companies in the hands of the Bank will be the same as the tax basis of such assets in the hands of FCNB before the transfer (Section 362(a));

         9. No gain or loss will be recognized by the Bank upon the transfer of the Underwriters Companies assets to First in constructive exchange for First Stock (Code Section 351(a) and Rev. Rul. 77-449, 1977-2 C. B. 110);

         10. No gain or loss will be recognized by First upon its receipt of the Underwriters Companies assets in constructive exchange for First stock (Code Section 1032(a));

         11. The federal income tax basis of the assets of the Underwriters Companies in the hands of First will be the same as the tax basis of such assets in the hands of the Bank before the transfer (Section 362(a));

         12. No gain or loss will be recognized by the shareholders of the Underwriters Companies on the receipt by them of shares of FCNB common stock, $1 par value, pursuant to the Merger (Code
                  Section 354(a)(1));

         13. The federal income tax basis of the shares of FCNB common stock received by a shareholder of the Underwriters Companies will be the same as the basis of the Underwriters Companies stock surrendered in exchange therefor (Code Section 358(a)(1));

         14. The holding period of the FCNB common stock received by a shareholder of the Underwriters Companies will be the same as the holding period of the Underwriters Companies stock surrendered in exchange therefor, assuming that the surrendered Underwriters Companies stock was a capital asset in the hands of the exchanging shareholder (Code Section 1223(1));

         15. Cash received in exchange for the Underwriters Companies common stock by shareholders of the Underwriters Companies who exercise their dissenter's rights will be treated as received by such shareholders as distributions in redemption of such shares subject to the limitations and conditions of Section 302 of the Code; and

         16. Cash received by shareholders of the Underwriters Companies in lieu of fractional shares of FCNB common stock will be treated as received by such shareholders as distributions in redemption of the fractional share interests and will be treated as distributions in full payment in exchange for the fractional shares redeemed, subject to the provisions and limitations of Section 302 of the Code.

FCNB Corp
Page 3

CONDITIONS
----------

     FCNB, the Bank and the Underwriters Companies have made representations in the Representation Letters and in the Merger Agreement with respect to the existence of certain facts. These constitute material representations relied upon by me as a basis for my opinion, and my opinion is conditioned upon both the initial accuracy and the continuing fulfillment of such representations.

LIMITATIONS
-----------

     This opinion concerns only the effect of this transaction under the income tax laws of the United States. No opinion is expressed as to the effect under the tax, revenue or other laws of the State of Maryland or any other state or the District of Columbia.

     I have not reviewed the specific tax or financial situation of any individual shareholder. Each individual shareholder should consult with his or her own tax advisor concerning the federal, state or local tax consequences of the Merger, in light of the shareholder's particular tax or financial situation.

CONSENT
-------

     I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission, and I consent to necessary references to me in the Registration Statement.

                                            Respectfully submitted,



                                            Kevin P. Kennedy